Exhibit2.2

AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

This Agreement of Merger and Plan of Reorganization (the “Agreement”), dated as of the 13th day of March, 2012, by and between Aspen Group, Inc., a Delaware corporation and successor in interest to Elite Nutritional Brands, Inc., a Florida corporation (“Aspen”), Aspen Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Aspen (“Merger Sub”) and Aspen University Inc., a Delaware corporation (“PrivateCo”).:

A.   Aspen has authorized capital stock of 130,000,000 shares consisting of 120,000,000 shares of Common Stock, $0.001 par value per share (“Aspen Common Stock”), of which such shares, 9,760,000 shares  are issued and outstanding, and 10,000,000 shares of preferred stock par value $0.001 per share, none of which are issued and outstanding.

B.  PrivateCo is a privately held corporation organized under the laws of Delaware.  PrivateCo has authorized capital stock of 60,000,000 shares of Common Stock, $0.001 par value per share, with 11,976,950 shares outstanding  as of March 6, 2012 and 20,000,000 shares of authorized preferred stock with 850,500 shares of Series A Preferred Stock, 368,411 shares of Series B Preferred Stock, 11,307,450 shares of Series C Preferred Stock,  1,186,650 shares of Series D Preferred Stock and 1,700,000 shares of Series E Preferred Stock (the Common and the preferred stock together, “PrivateCo Capital Stock”).

C.  The Board of Directors of Aspen have deemed it advisable and in the best interests of Aspen and its respective shareholders that  Merger Sub shall be merged with and into PrivateCo, pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
THE MERGER

1.01           At the Effective Time (as defined in Section 2.01), subject to the terms and conditions herein, Merger Sub will be merged with and into Private Co (the “Merger”), the separate corporate existence of Merger Sub shall cease, and Private Co shall be the surviving entity (the “Surviving Company”) and a wholly-owned subsidiary of Aspen.  The Surviving Company shall succeed to and assume all rights and obligations of Merger Sub in accordance with applicable law.  For United States federal income tax purposes, it is intended by the parties hereto that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that this Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

1.02           At the Effective Time, subject to the terms and conditions herein, each share of capital stock in Merger Sub issued and outstanding at and as of the Effective Time shall be converted into one share of the Surviving Company’s common stock.

1.03           At the Effective Time, subject to the terms and conditions herein, (i) each share of PrivateCo Capital Stock (other than any Dissenting Share, as hereinafter defined) shall be converted into the right to receive a number of fully paid and non-assessable shares Aspen Common Stock as reflected on Schedule 1.03 hereto (collectively, the “Merger Shares”), and (ii) each Dissenting Share shall be converted into the right to receive payment from the Surviving Company with respect thereto in accordance with the provisions of the Delaware General Corporation Law. No shares of PrivateCo Capital Stock shall be deemed issued and outstanding or shall have any rights other than those set forth in this Section 1.03.  For purposes of this Agreement, “Dissenting Share” means any share of PrivateCo Capital Stock held of record by any stockholder who or that has exercised his, her, or its appraisal rights under the Delaware General Corporation Law.

1.04           As of the Effective Time, each outstanding stock certificate that immediately prior to the Effective Time represents shares of PrivateCo Capital Stock shall be deemed for all purposes to evidence ownership and to represent the number of shares of Aspen Common Stock for which such shares of PrivateCo Capital Stock have been exchanged pursuant to Section 1.03  The record holder of each outstanding certificate representing shares of PrivateCo Capital Stock (other than any dissenting shares)  shall, after the Effective Time, be entitled to vote the Aspen Common Stock for which such shares of PrivateCo Capital Stock have been exchanged on any matters on which the holders of the Aspen Common Stock are entitled to vote.  After the Effective Time, the holders of certificates evidencing outstanding shares of PrivateCo Capital Stock immediately prior to the Effective Time (other than any dissenting shareholders) shall deliver such certificates of PrivateCo Capital Stock, duly endorsed so as to make Aspen the sole holder thereof, free and clear of all claims, and encumbrances and Aspen shall deliver issuance instructions to the transfer agent of Aspen directing the issuance of the Aspen Common Stock to the shareholders of PrivateCo and/or their nominees.  Any shares of Aspen Common Stock issued pursuant to this Agreement will not be transferable except (a) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Act”), or (b) upon receipt by Aspen of a written opinion of its counsel to the effect that the proposed transfer is exempt from the registration requirements of the Act, and relevant state securities laws. Restrictive legends shall be placed on all certificates representing Aspen Common Stock issued pursuant to this Agreement.

In the event any certificate for PrivateCo Capital Stock has been lost, stolen or destroyed, Aspen shall issue and pay in exchange for such lost, stolen or destroyed certificate, promptly following its receipt of an affidavit of that fact by the holder thereof any surety bond which Aspen in its sole discretion may require, such shares of Aspen Common Stock as may be required pursuant to this Agreement.

1.05           Following the Effective Time, there will be a total of 35,275,204 shares of Aspen Common Stock issued and outstanding plus any shares issuable under convertible notes and warrants sold by PrivateCo and assumed by Aspen at the Effective Time.

1.06           Following the Effective Time, PrivateCo will be a100%-owned subsidiary of Aspen.

ARTICLE 2
THE CLOSING

2.01           Subject to the terms and conditions herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on or before March 15, 2012 by email, or at such place or date and time as may be agreed to in writing by the parties hereto, at the earliest practicable time after satisfaction or waiver of the conditions hereof(the “Closing Date”). .

2.02           The following conditions are a part of this Agreement and must be completed on or as of the Closing Date, or such other date specified by the parties:

(a) At the Closing, the Board of Directors of Aspen shall appoint the following individuals as members of the Board of Directors: Michael Mathews, Chairman, Michael D’Anton, MD, C. James Jensen, David Pasi, Sanford Rich, John Scheibelhoffer, MD and Paul Schneier.

(b)  Immediately following the appointment of the individuals listed in Section 2.02(a) above to the Board of Directors, the Board of Directors of Aspen shall consist of the directors set forth in (a).

(c) Immediately prior to the Closing, the sole officer of Aspen shall resign as the sole officer of Aspen, and the current director of Aspen shall resign as the sole director of Aspen.  After the Closing Date, the newly constituted Board of Directors of Aspen consisting of the individuals appointed pursuant to Section 2.2(a) shall appoint such officers as it deems is necessary and in the best interests of Aspen.

(d) Prior to the Closing, Aspen shall have obtained board and shareholder approval to the extent necessary to (i) consummate the transactions contemplated by this Agreement, , and (ii) assume the convertible notes and all warrants issued by PrivateCo.

(e) PrivateCo shall have delivered to Aspen its financial statements for the years ended December 31, 2010 and 2011, which shall have been audited in substantial compliance with generally accepted accounting principles in the U.S. (“U.S. GAAP”).

(f)           Private Co and Merger Sub shall file a Certificate of Merger with the Secretary of State, State of Delaware.

2.03          The Merger shall become effective at the time (the “Effective Time” or “Effective Date”) Merger Sub and Private Co shall file a Certificate of Merger with the Secretary of State, State of Delaware.  The Merger shall have the effect set forth in the Certificate of Merger and applicable law. Without limiting the foregoing, at the Effective Time, by virtue of the Merger and in accordance with applicable law, all the property, rights, privileges, powers and franchises of Merger Sub and Private Co shall vest in the Surviving Company, and all debts, liabilities and duties of Merger Sub and Private Co shall become the debts, liabilities and duties of the Surviving Company.  The Surviving Company may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either Merger Sub or Private Co in order to carry out and effectuate the transactions contemplated by this Agreement.

2.04           The Second Amended and Restated Certificate of Incorporation of Private Co in effect at and as of the Effective Time shall remain the Certificate of Incorporation of the Surviving Company without any modification or amendment in the Merger.

2.05   The Bylaws of Private Co in effect at and as of the Effective Time shall remain the bylaws of the Surviving Company without any modification or amendment in the Merger.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ASPEN

Except as otherwise stated in its periodic reports and other filings with the Securities and Exchange Commission, Aspen and Merger Sub hereby represent and warrant to PrivateCo as follows:

3.01           Organization, Standing and Power.  Each of Aspen and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

3.02           Capital Structure.  As of the date of execution of this Agreement, the authorized capital stock of Aspen is as described in the recitals hereto. As of the date of execution of this Agreement and as of the Closing, Merger Sub is a wholly-owned subsidiary of Aspen. The Merger Shares to be issued pursuant to this Agreement shall be validly issued, fully paid and non-assessable and not subject to preemptive rights.  There are no other options, warrants, calls, agreements or other rights to purchase or otherwise acquire from Aspen at any time, or upon the happening of any stated event, any shares of the capital stock of Aspen whether or not presently issued or outstanding.

3.03   Certificate of Incorporation, Bylaws, and Minute Books.  The copies of the Certificate of Incorporation and of the Bylaws of Aspen and Merger Sub which have been delivered to PrivateCo are true, correct and complete copies thereof.  The minute book of Aspen and Merger Sub, which has been made available for inspection, contains accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the shareholders of Aspen since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings.

3.04           Authority.  Each of Aspen and Merger Sub has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Aspen and Merger Sub.  No other corporate or shareholder proceedings on the part of Aspen or Merger Sub are necessary to authorize the Merger, or the other transactions contemplated hereby, except for the matters referred to in Section 2.02(d).

3.05           Conflict with Other Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “violation”) pursuant to any provision of the Certificate of Incorporation or Bylaws or any organizational document of Aspen or Merger Sub or, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Aspen or Merger Sub which violation would have a material adverse effect on Aspen or Merger Sub taken as a whole.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to Aspen in connection with the execution and delivery of this Agreement by Aspen or Merger Sub or the consummation by Aspen or Merger Sub of the transactions contemplated hereby.

3.06           Books and Records.  Each of Aspen and Merger Sub has made and will make available for inspection by PrivateCo upon reasonable request all the books of Aspen and Merger Sub relating to the business of Aspen and Merger Sub. Such books of Aspen and Merger Sub  have been maintained in the ordinary course of business.  All documents furnished or caused to be furnished to PrivateCo by Aspen and Merger Sub are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

3.07           Compliance with Laws. Aspen and Merger Sub are and have been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

3.08           Securities and Exchange Filings. As of the date hereof, Aspen is current in its filing obligations.

3.09           Financial Statements.  Copies of Aspen’s audited financial statements for the fiscal year ended February 28, 2009 and 2010 have been delivered to PrivateCo.

3.10           Banks.  Aspen will deliver to PrivateCo a true and complete list (in all material respects), as of the date of this Agreement, showing (1) the name of each bank in which Aspen has an account or safe deposit box, and (2) the names and addresses of all signatories.

3.11           Litigation.  There is no suit, action or proceeding pending, or, to the knowledge of Aspen or Merger Sub, threatened against or affecting Aspen which is reasonably likely to have a material adverse effect on Aspen or Merger Sub, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Aspen or Merger Sub having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

3.12           Employees.  Neither Aspen nor Merger Sub has any employees or consultant contracts or is  in the process of acquiring any employees or consultant contracts.

3.13           Liens, Leases and Contracts.  Neither Aspen nor Merger Sub has any liens, encumbrances, easements, security interests or similar interests in or on any of its assets.  Neither Aspen nor Merger Sub has any leases (whether of real or personal property) contracts, promissory notes, mortgages, licenses, franchises, or other written agreement to which Aspen or Merger Sub is a party which involves or can reasonably be expected to involve aggregate future payments or receipts by Aspen or Merger Sub (whether by the terms of such lease, contract, promissory note, license, franchise or other written agreement or as a result of a guarantee of the payment of or indemnity against the failure to pay same) except any of said instruments which terminate or are cancelable without penalty.

3.14           Absence of Undisclosed Liabilities. Neither Aspen nor Merger Sub has any liabilities of any nature, whether fixed, absolute, contingent or accrued. As of the Effective Time, neither Aspen nor Merger Sub shall have any assets or liabilities, other than existing accounts payable set forth on Schedule 3.14 attached hereto and bridge notes in the principal amount of $20,000.

3.15           Absence of Changes.  Since March 1, 2011 there has not been any material adverse change in the condition (financial or otherwise), assets, liabilities, earnings or business of Aspen.

3.16           Brokers and Finders.  Aspen and Merger Sub shall be solely responsible for payment to any broker or finder retained by Aspen or Merger Sub for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

3.17           Valid Issuance of Securities.  The Aspen Common Stock, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.  The Aspen Common Stock outstanding immediately prior to the Closing has been validly issued, fully paid and non-assessable and has been sold in compliance with all applicable securities laws.

3.18           Tax Matters. Except for the 2011 tax return (which has been put on extension to be filed post-Closing), Aspen has filed all tax returns that it was required to file, and has paid all taxes shown thereon as owing. No taxes shall be owed with respect to the 2011 tax return to be filed post-Closing.  No claim has ever been made by an authority in a jurisdiction where Aspen does not file tax returns that it is or may be subject to taxation by that jurisdiction.

3.19           Accuracy of Information.  No representation or warranty by each of Aspen and Merger Sub contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to PrivateCo pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

3.20           Aspen is a “Shell Company” as defined under Rule 405 of the Securities Act of 1933 and is not engaged in any operations and has no material assets or liabilities, other than as stated herein.

3.21           Merger Sub is a newly formed company formed solely for the purpose of entering into this transaction and is not engaged in any operations, and has no assets or liabilities, expect for the shares of Aspen Common Stock and organizational expenses.

3.22           Full Disclosure.  The representations and warranties of Aspen and Merger Sub contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  There is no fact of which Aspen has knowledge that has not been disclosed to PrivateCo pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on Aspen, Merger Sub or PrivateCo or materially adversely affect the ability of Aspen or Merger Sub to consummate in a timely manner the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PRIVATECO

PrivateCo hereby represents and warrants to Aspen and Merger Sub as follows:

4.01           Organization, Standing and Power.  PrivateCo is a corporation duly organized, validly existing and in good standing under the laws of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary.

4.02           Capital Structure.  The capitalization of PrivateCo is as stated in the recitals hereto.  All outstanding shares of PrivateCo stock are validly issued, fully paid and non-assessable and not subject to preemptive rights or other restrictions on transfer.  All of the issued and outstanding shares of PrivateCo were issued in compliance with all applicable securities laws.  Except as otherwise specified on Schedule 4.02, herein, there are no options, warrants, calls, agreements or other rights to purchase or otherwise acquire from PrivateCo at any time, or upon the happening of any stated event, any shares of the capital stock of PrivateCo.

4.03           Authority.  PrivateCo has all requisite power to enter into this Agreement including approval of its Board of Directors and shareholders and has the requisite power and authority to consummate the transactions contemplated hereby.  Except as specified herein, no other corporate or shareholder proceedings on the part of PrivateCo are necessary to authorize the   transactions contemplated hereby.

4.04           Conflict with Agreements; Approvals.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of any provision of the Certificate of Incorporation or Bylaws of PrivateCo or of any loan or credit agreement, note, mortgage, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to PrivateCo or its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to PrivateCo in connection with the execution and delivery of this Agreement by PrivateCo, or the consummation by PrivateCo of the transactions contemplated hereby, except for filing of Form D with the Securities and Exchange Commission, filings with any state securities regulators and the filing of the Certificate of Merger with the Delaware Secretary of State.

4.05           Financial Statements.  PrivateCo will deliver to Aspen financial statements for the years ended December 31, 2010 and   December 31, 2011, which shall have been audited in compliance with U.S. GAAP.

4.06           Compliance with Laws.  PrivateCo is and has been in compliance in all material respects with all laws, regulations, rules, orders, judgments, decrees and other requirements and policies imposed by any Governmental Entity applicable to it, its properties or the operation of its businesses.

4.07           Broker and Finders.  PrivateCo shall be solely responsible for payment to any broker or finder retained by PrivateCo for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated herein.

4.08 Accuracy of Information.  No representation or warranty by Aspen contained in this Agreement and no statement contained in any certificate or other instrument delivered or to be delivered to PrivateCo pursuant hereto or in connection with the transactions contemplated hereby (including without limitation all Schedules and exhibits hereto) contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein not misleading.

4.09           Full Disclosure.  The representations and warranties of PrivateCo contained in this Agreement (and in any schedule, exhibit, certificate or other instrument to be delivered under this Agreement) are true and correct in all material respects, and such representations and warranties do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact of which PrivateCo has knowledge that has not been disclosed to Aspen pursuant to this Agreement, including the schedules hereto, all taken together as a whole, which has had or could reasonably be expected to have a material adverse effect on Aspen or PrivateCo or materially adversely affect the ability of PrivateCo to consummate in a timely manner the transactions contemplated hereby.

ARTICLE 5
CONDUCT AND TRANSACTIONS PRIOR TO THE
EFFECTIVE TIME OF THE MERGER

5.01           Conduct and Transactions of Aspen and Merger Sub.  During the period from the date hereof to the Effective Date, each of Aspen and Merger Sub shall:

(a)          Conduct its operations in the ordinary course of business, including but not limited to, paying all obligations as they mature, complying with all applicable tax laws, filing all tax returns required to be filed and paying all taxes due; and

(b)          Maintain its records and books of account in a manner that fairly and correctly reflects its income, expenses, assets and liabilities.

 (c)          Except as otherwise contemplated or required by this Agreement, sell, dispose of or encumber any of its properties or assets;

(d)          Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(e)          Issue, reissue or sell, or issue capital stock of Aspen or options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock;

(f)          Amend its Certificate of Incorporation or merge or consolidate with or into any other corporation or sell all or substantially all of its assets or change in any manner the rights of its capital stock or other securities;

(g)          Pay or incur any obligation or liability, direct or contingent, of more than $25,000;

(h)          Incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise become responsible for obligations of any other party, or make loans or advances to any other party other than to PrivateCo;

(i)  Make any material change in its insurance coverage;

(j)          Increase in any manner the compensation, direct or indirect, of any of its officers or executive employees; except in accordance with existing employment contracts;

(k)          Enter into any agreement or make any commitment to any labor union or organization; or

(l)          Make any capital expenditures.

5.02           Conduct and Transactions of PrivateCo.

(a) During the period from the date hereof to Effective Date, PrivateCo shall:

(i)           Conduct the operations of PrivateCo in the ordinary course of business.

(b) During the period from the date hereof to Effective Date, PrivateCo shall not except in the ordinary course of business, without the prior written consent of Aspen:

(i)           Declare or pay any dividends on shares of its capital stock or make any other distribution of assets to the holders thereof;

(ii)           Issue, reissue or sell, or issue capital stock of PrivateCo or options or rights to subscribe to, or enter into any contract or commitment to issue, reissue or sell, any shares of its capital stock or acquire or agree to acquire any shares of its capital stock or other securities; provided, however, PrivateCo may continue with its private offering of up to $2 million of convertible notes and warrants; or

(iii)           Except as otherwise contemplated and required by this Agreement, amend its Certificate of Incorporation or merge or consolidate with or into any other corporation or sell substantially all of its assets or change in any manner the rights of its capital stock or other securities.

ARTICLE 6
RIGHTS OF INSPECTION

6.01           Due Diligence; Access to Information; Confidentiality.

(a)           Between the date hereof and the Closing Date, Aspen, Merger Sub and PrivateCo shall afford to the other parties and their authorized representatives the opportunity to conduct and complete a due diligence investigation of the other party as described herein.  In light of the foregoing, each party shall permit the other party full access on reasonable notice and at reasonable hours to its properties and shall disclose and make available (together with the right to copy) to the other party and its officers, employees, attorneys, accountants and other representatives (hereinafter collectively referred to as “Representatives”), all books, papers, and records relating to the assets, stock, properties, operations, obligations and liabilities of such party and its subsidiaries, including, without limitation, all books of account (including, without limitation, the general ledger), tax records, minute books of directors’ and stockholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), attorney’s audit response letters, documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records (collectively referred to herein as “Evaluated Material”) relating to other assets or business activities in which such party may have a reasonable interest, and otherwise provide such assistance as is reasonably requested in order that each party may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the business and affairs of the other party; provided, however, that the foregoing rights granted to each party shall, whether or not and regardless of the extent to which the same are exercised, in no way affect the nature or scope of the representations, warranties and covenants of the respective party set forth herein.  In addition, each party and its Representatives shall cooperate fully (including providing introductions, where necessary) with such other party to enable the party to contact third parties, including customers, prospective customers, specified agencies or others as the party deems reasonably necessary to complete its due diligence; provided that such party agrees not to initiate such contacts without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)           Aspen, Merger Sub and PrivateCo agree that each such party will not use the Evaluation Material for any purpose other than in connection with the transactions contemplated hereunder.  Each agrees not to disclose or allow disclosure to others of any Evaluation Material, except to such party’s Affiliates or Representatives, in each case, to the extent necessary to permit such Affiliate or Representative to assist such party in connection with the transactions contemplated hereunder.  Each agrees that it will, within (10 days of the other party’s request, re-deliver to such party all copies of that party’s Evaluation Material in its possession or that of its affiliates or Representatives if the Merger contemplated by this Agreement does not close as contemplated herein.

(c)           In the event any party or anyone to whom Evaluation Material has been transmitted in accordance with the terms herein is requested in connection with any proceeding to disclose any Evaluation Material, such party will give the other party prompt notice of such request so that the other party may seek an appropriate protective order or other remedy or waive compliance with this Agreement, and such party will cooperate with the other party to obtain such protective order.  In the event such protective order is not obtained, the other party waives compliance with the relevant provisions of this Section 6.01, such party (or such person to whom such request is directed) will furnish only that portion of the Evaluation Material which is required to be disclosed.

(d)           Notwithstanding any of the foregoing, if prior to Closing, for any reason, the transactions contemplated by this Agreement are not consummated, neither Aspen, Merger Sub nor PrivateCo nor any of their Representatives shall disclose to third parties or otherwise use any Evaluation Material or other confidential information received from the other party in the course of investigating, negotiating, and performing the transactions contemplated by this Agreement; provided, however, that nothing shall be deemed to be confidential information which:

(i)           is or becomes generally available to the public other than as a result of a disclosure by such party, its affiliates or Representatives;

(ii)           was available to such party on a non-confidential basis prior to its disclosure;

(iii)           becomes available to such party on a non-confidential basis from a source other than the other party or its agents, advisors or Representatives;

(iv)           developed by such party independently of any disclosure by the other party; or

(v)           is disclosed in compliance with Section 6.01(c).

This provision shall not prohibit the disclosure of information required to be made under federal or state securities laws.  If any disclosure is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all reasonable efforts, acting in good faith, to agree upon a text for such disclosure which is satisfactory to both parties.

6.02           Aspen, Merger Sub and PrivateCo each agree that money damages would not be sufficient to remedy any breach by the other party of this Section 6.02, and that, in addition to all other remedies, each party against which a breach of this Section 6.02 has been committed shall be entitled to specific performance and injunctive or other equitable relief as a remedy of such breach.

ARTICLE 7
CONDITIONS TO CLOSING

7.01           Conditions to Obligations of PrivateCo.  The obligation of PrivateCo to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by PrivateCo.

(a)           Representations and Warranties.  There shall be no information disclosed in the schedules delivered by Aspen or Merger Sub, which in the opinion of PrivateCo, would materially adversely affect the proposed transaction and intent of the parties as set forth in this Agreement.  The representations and warranties of Aspen or Merger Sub set forth in Article 3 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except as otherwise permitted by this Agreement.

 (b)           Performance of Obligations.  Aspen and Merger Sub shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and Aspen and Merger Sub shall have complied in all material respects with the course of conduct required by this Agreement.

(c)           Corporate Action and Share Cancellation.  Aspen and Merger Sub shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for PrivateCo that Aspen and Merger Sub have submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.  At Closing, Aspen shall cancel all shares held by its President  except for 2,000,000 post-split shares.

(d)           Consents.  Execution Consents necessary for or approval of any party listed on any Schedule delivered by Aspen and Merger Sub whose consent or approval is required pursuant thereto shall have been obtained.

(e) Statutory Requirements.  All statutory requirements for the valid consummation by Aspen and Mergrer Sub of the transactions contemplated by this Agreement shall have been fulfilled.

(f)           Governmental Approval.  All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by Aspen and Merger Sub for consummation of the transactions contemplated by this Agreement shall have been obtained.

(g)           Market Condition.  Up to and including the Closing Date, Aspen shall have maintained its listing on the OTC Bulletin Board, without any trading and quotation halts or other notices of deficiency received by or imposed against Aspen.

(h)           Changes in Financial Condition of Aspen.  There shall not have occurred any material adverse change in the financial condition or in the operations of the business of Aspen and Merger Sub, except expenditures in furtherance of this Agreement.

(i)           Absence of Pending Litigation.  Aspen and Merger Sub are not engaged in or threatened with any suit, action, or legal, administrative or other proceedings or governmental investigations pertaining to this Agreement or the consummation of the transactions contemplated hereunder.

(j)           Authorization for Issuance of Stock.  PrivateCo shall have received in form and substance satisfactory to counsel for PrivateCo a letter instructing and authorizing the transfer agent for the shares of common stock of Aspen to issue stock certificates representing ownership of Aspen common stock to PrivateCo shareholders in accordance with the terms of this Agreement upon surrender by such shareholders of their share certificates representing ownership of shares in PrivateCo duly endorsed for transfer, and a letter from said transfer agent acknowledging receipt of the letter of instruction and stating to the effect that the Transfer Agent holds adequate supplies of stock certificates necessary to comply with the letter of instruction and the terms and conditions of this Agreement.

 (k)           Books and Records.  Aspen shall deliver to PrivateCo all books and records of Aspen and Merger Sub.

7.02           Conditions to Obligations of Aspen and Merger Sub.  The obligation of Aspen to perform this Agreement is subject to the satisfaction of the following conditions on or before the Closing unless waived in writing by Aspen and Merger Sub.

(a)           Performance of Obligations.  PrivateCo shall have in all material respects performed all agreements required to be performed by it under this Agreement and shall have performed in all material respects any actions contemplated by this Agreement prior to or on the Closing and PrivateCo shall have complied in all respects with the course of conduct required by this Agreement.

(b)           Corporate Action.  PrivateCo shall have furnished minutes, certified copies of corporate resolutions and/or other documentary evidence satisfactory to counsel for Aspen that PrivateCo has submitted with this Agreement and any other documents required hereby to such parties for approval as provided by applicable law.

(c)           Financial Statements.  Aspen shall have been furnished with audited financial statements of PrivateCo including, but not limited to, balance sheets, income statements, statements of stockholders’ equity and statements of cash flows as at and for the years ended December 31, 2010 and 2011, each prepared in compliance with U.S. GAAP, and which fairly present the financial condition and results of operations of PrivateCo at the dates thereof and for the periods presented.

(d)           Statutory Requirements.  All statutory requirements for the valid consummation by PrivateCo of the transactions contemplated by this Agreement shall have been fulfilled.

(e)           Governmental Approval.  All authorizations, consents, approvals, permits and orders of all federal and state governmental agencies required to be obtained by PrivateCo for consummation of the transactions contemplated by this Agreement shall have been obtained.

(f)           Shareholder Approval.  The shareholders of PrivateCo have approved the Merger in the manner provided by the Delaware General Corporation Law, as amended.

ARTICLE 8
MATTERS SUBSEQUENT TO CLOSING

8.01           Covenant of Further Assurance.  The parties covenant and agree that they shall, from time to time, execute and deliver or cause to be executed and delivered all such further instruments of conveyance, transfer, assignments, receipts and other instruments, and shall take or cause to be taken such further or other actions as the other party or parties to this Agreement may reasonably deem necessary in order to carry out the purposes and intent of this Agreement.

ARTICLE 9
NATURE OF REPRESENTATIONS

9.01           All statements contained in any written certificate, schedule, exhibit or other written instrument delivered by Aspen, Merger Sub or PrivateCo pursuant hereto, or otherwise adopted by Aspen or Merger Sub, by its written approval, or by PrivateCo by its written approval, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Aspen or PrivateCo as the case may be. All representations and warranties by Merger Sub shall be deemed representations and warranties by Aspen. All representations, warranties and agreements made by any party pursuant to this Agreement shall survive for the period of the applicable statute of limitations.

ARTICLE 10
INDEMNIFICATION/ASSUMPTION OF CONVERTIBLE DEBT

10.01           Indemnity of PrivateCo.  Aspen agrees to defend, indemnify and hold harmless PrivateCo and its shareholders from and against, and to reimburse PrivateCo with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by PrivateCo by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by Aspen or Merger Sub or in any document or certificate delivered by Aspen or Merger Sub pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

10.02           Indemnity of Aspen. PrivateCo agrees to defend, indemnify and hold harmless Aspen from and against, and to reimburse Aspen with respect to, all liabilities, losses, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, asserted against or incurred by Aspen by reason of, arising out of, or in connection with any material breach of any representation or warranty contained in this Agreement made by PrivateCo, or in any document or certificate delivered by PrivateCo pursuant to the provisions of this Agreement or in connection with the transactions contemplated thereby.

10.03 Indemnification Procedure. A party (an “Indemnified Party”) seeking indemnification shall give prompt notice to the other party (the “Indemnifying Party”) of any claim for indemnification arising under this Article 10.  The Indemnifying Party shall have the right to assume and to control the defense of any such claim with counsel reasonably acceptable to such Indemnified Party, at the Indemnifying Party’s own cost and expense, including the cost and expense of reasonable attorneys’ fees and disbursements in connection with such defense, in which event the Indemnifying Party shall not be obligated to pay the fees and disbursements of separate counsel for such in such action.  In the event, however, that such Indemnified Party’s legal counsel shall determine that defenses may be available to such Indemnified Party that are different from or in addition to those available to the Indemnifying Party, in that there could reasonably be expected to be a conflict of interest if such Indemnifying Party and the Indemnified Party have common counsel in any such proceeding, or if the Indemnified Party has not assumed the defense of the action or proceedings, then such Indemnifying Party may employ separate counsel to represent or defend such Indemnified Party, and the Indemnifying Party shall pay the reasonable fees and disbursements of counsel for such Indemnified Party. No settlement of any such claim or payment in connection with any such settlement shall be made without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld.

10.4           Assumption by Aspen of Certain Convertible Debt of PrivateCo.  Aspen hereby agrees to assume that certain debt and those certain warrants of PrivateCo set forth on Schedule 10.4.

ARTICLE 11
TERMINATION OF AGREEMENT AND
ABANDONMENT OF REORGANIZATION

11.01           Termination.  Anything herein to the contrary notwithstanding, this Agreement and any agreement executed as required hereunder and the acquisition contemplated hereby may be terminated at any time before the Closing as follows:

(a)           By mutual written consent of the Boards of Directors of Aspen, Merger Sub and PrivateCo.

(b)           By the Board of Directors of Aspen and Merger Sub if any of the conditions set forth in Section 7.02 shall not have been satisfied by the Closing Date.

(c)           By the Board of Directors of PrivateCo if any of the conditions set forth in Section 7.01 shall not have been satisfied by the Closing Date.

 (d)           By any of the Boards of Directors of Aspen, Merger Sub, or PrivateCo if the Closing Date is not on or before March 15, 2012, or such later date as Aspen, Merger Sub and PrivateCo may mutually agree (except that a party seeking to terminate this Agreement pursuant to this clause may not do so if the failure to consummate the Merger contemplated by this Agreement by such date shall be due to the action or failure to act of the party seeking to terminate the Agreement in breach of such party’s obligations under this Agreement).

11.02           Termination of Obligations and Waiver of Conditions; Payment of Expenses.  In the event this Agreement and the acquisition are terminated and abandoned pursuant to this Article 11 hereof, this Agreement shall become void and of no force and effect and there shall be no liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or controlling persons to each other.  For the costs and expenses incident to its negotiation and preparation of this Agreement and any of the documents evidencing the transactions contemplated hereby, including fees, expenses and disbursements of counsel, Aspen  shall bear the expenses incurred by Aspen and Merger Sub, and PrivateCo   shall bear the expenses incurred by PrivateCo.

ARTICLE 12
MERGER SHARES

12.01           Merger Shares.  At the Effective Time, Aspen shall issue a letter to the transfer agent of Aspen with a copy of the resolution of the Board of Directors of Aspen authorizing and directing the issuance of the Merger Shares.

12.02           Restrictions on Shares Issued to PrivateCo.  Due to the fact that the offer and sale of the Aspen Common Stock being issued in connection with the acquisition have not been registered under the Act by virtue of the exemption provided in Section 4(2) of such Act, such shares of Aspen will contain the following legend:

The offer and sale of the shares represented by this certificate have not been registered under the Securities Act of 1933.  The shares have been acquired for investment and may not be sold or offered for sale in the absence of an effective Registration Statement for such offer and sale under the Securities Act of 1933 or an opinion of counsel to the Company that such registration is not required.

ARTICLE 13
MISCELLANEOUS

13.01           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

13.02           Notices.  All notices, requests, demands or other communications hereunder shall be in writing, hand delivered or mailed by certified mail, return receipt required, or by overnight courier, receipt signature required or by facsimile transmission with verification of transmission received by the sender, to each party at the address that follows or at such other place as either party may, by written notice to the other parties hereto, direct:

If to “Aspen” or “Merger Sub”:

_______________________
_______________________
_______________________

with a copy to:
 Jolie Kahn, Esq.
2 Liberty Place
50 South 16th Street, 34th Floor
Philadelphia, PA 19102

If to “PrivateCo”:

Aspen University, Inc.
224 West 30th Street, Suite 604
New York NY 10001
Attn: Michael D. Matthews
mike@aspen.edu

With a copy to:

Harris Cramer LLP
3507 PGA Blvd., Suite 320
Palm Beach Gardens, FL 33410
Attn: Michael Harris, Esq.
mharris@harriscramer.com

Any such notice, when sent in accordance with the provisions hereof, shall be deemed to have been given and received (a) on the day personally delivered or faxed (with confirmation) or (b) on the second day after the day overnight delivered or (c) on the fifth day following the date mailed.

13.03         Amendment and Waiver.  The parties hereby may, by mutual agreement in writing signed by or on behalf of each party, amend this Agreement in any respect.  Any term or provision of this Agreement may be waived in writing signed by an authorized officer at any time by the party against which such waiver is to be charged, such waiver right shall include, but not be limited to, the right of either party to:

(a)	Extend the time for the performance of any of the obligations of the other;

(b)           Waive any inaccuracies in representations by the other contained in this Agreement or in any document delivered pursuant hereto;

(c)           Waive compliance by the other with any of the covenants contained in this Agreement, and performance of any obligations by the other; and

(d)           Waive the fulfillment of any condition that is precedent to the performance by the party so waiving of any of its obligations under this Agreement.

Any writing on the part of a party relating to such amendment, extension or waiver as provided in this Section 13.03 shall be valid if authorized or ratified by the Board of Directors of such party.

13.04         Remedies not Exclusive.  No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.  The election of any one or more remedies by Aspen or PrivateCo shall not constitute a waiver of the right to pursue other available remedies.

13.05         Attorneys’ Fees.  In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys’ fees and expenses, incurred in ascertaining such party’s rights, in preparing to enforce, or in enforcing such party’s rights under this Agreement, whether or not it was necessary for such party to institute suit.

13.06         Governing Law; Venue.  Any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions thereof.  The parties hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York, N.Y., for any lawsuit against either party arising from or related to this Agreement and no other jurisdiction.

13.07         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.08         Benefit.  This Agreement shall be binding upon, and inure to the benefit of, the respective successors and assigns of Aspen and PrivateCo and its shareholders.

13.09         Entire Agreement.  This Agreement and the Schedules and Exhibits attached hereto, represent the entire agreement of the undersigned regarding the subject matter hereof, and supersedes all prior written or oral understandings or agreements between the parties.

13.10         Captions and Section Headings.  Captions and section headings used herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

13.11         Scrivener’s Errors.  Aspen and PrivateCo shall have the right to amend the Agreement, upon mutual written consent, to correct any scrivener’s errors in the Agreement, provided that such amendment does not materially adversely affect the rights of the Shareholders.

[Signature Page to Follow]

Executed as of the date first written above.

“Aspen”

Aspen Group, Inc.

By: /s/ Don Ptalis,
Don Ptalis
CEO

“PrivateCo”

Aspen University Inc.

By: /s/ Michael Mathews,
Michael Mathews
CEO

“Merger Sub”

Aspen Acquisition Sub, Inc.

By: /s/ Don Ptalis,
Don Ptalis
CEO